MinQuest, Inc.

4235 Christy Way • Reno, Nevada • 89511 • Phone (775) 771-1420 • Fax (775) 746-0938

Patriot Gold Corporation

102 Donaghy Avenue

North Vancouver, B.C. V7P 2L5

June 20, 2005

Dear Sirs:

Due to the extraordinary length of time to permit the Vernal property through the U.S. Forest Service, MinQuest, Incorporated wishes to wave the exploration expenditures required of Patriot Gold Corporation for this year. This will effectively extend the work commitment on the Vernal property from July 25, 2005 to July 25, 2006.

MinQuest appreciates the working relationship they have with Patriot Gold and look forward to continuing this relationship in the future.

Sincerely,

/s/Herb Duerr

Herb Duerr
Vice President,
MinQuest, Inc.